Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.305.6402 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Fourth Quarter Financial Results

Saint Paul, Minn. , February 24, 2010-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its fiscal year and fourth quarter ended December 31, 2009.

Net income for fiscal year 2009 was $3.9 million ($0.95 per diluted share) compared to $5.0 million ($1.24 per diluted share) for fiscal 2008.  Net income for our fourth quarter, which ended December 31, 2009, was $874,000 ($0.21 per diluted share) compared to $1.5 million ($0.39 per diluted share) for the same period in 2008.

Revenue for fiscal year 2009 was $24.6 million compared to $26.5 million for fiscal 2008, while revenue for the fourth quarter of 2009 was $6.7 million compared to $7.8 million for the same period a year ago.  Revenue from royalties was $12.1 million in fiscal year 2009 compared to $13.3 million in 2008 and $3.0 million in the fourth quarter of 2009 compared to $3.3 million in the same period of 2008.  North American sales, which are sales of RTMS® in North America, were $6.3 million for fiscal year 2009 compared to $5.7 million in 2008 and were $1.6 million in the fourth quarter of 2009 compared to $1.2 million in the same period of 2008.  International sales, which include both Autoscope and RTMS sales outside of North America, were $6.2 million for fiscal year 2009 compared to $7.5 million in the same period of 2008 and were $2.1 million in the fourth quarter of 2009 compared to $3.2 million in the same period in 2008.  Sales of RTMS world-wide for the fourth quarter were $2.2 million.

On a non-GAAP basis, excluding intangible asset amortization net of tax and unusual foreign tax credits recognized in the third quarter, net income for the year was $4.1 million ($1.01 per diluted share) and for the quarter was $1.0 million ($0.24 per diluted share).

Based on the 2009 results for RTMS, the sellers of the RTMS business, also known as the EIS assets, are entitled to receive a $1.5 million earnout payment.  This liability has been recorded on our balance sheet as of December 31, 2009 with an offsetting entry to increase goodwill.

Ken Aubrey, CEO, said, “Our results for fiscal 2009 and the fourth quarter continued to reflect a difficult selling environment brought on by the worldwide recession.  Making a direct comparison to the 2008 fourth quarter is difficult due to an uneven upturn in international sales experienced in late 2008.  For fiscal 2009, our international business was especially impacted by a mid-year slow down in road construction in the Asian markets.  This has since shown signs of recovery.  In our domestic business, the RTMS segment demonstrated resiliency for the year after a very difficult second half of 2008 and royalties were down approximately 10% from 2008 but continued to stabilize after a weak first quarter of 2009.

“At the beginning of 2009, we were faced with a difficult decision not knowing how deep the recession might be.  We elected in March to cut back on expenses, but only to a level that would allow us to remain profitable and still preserve our most important initiatives.  We therefore did not advance or were slowed in other significant but less critical areas.  In 2010, we plan to reengage in these lagging initiatives but we are cognizant of the economic reality that domestic tax revenues, and hence funding available for our products, remain under stress.  We are comparatively more optimistic about international markets.”

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the EIS asset purchase and may include other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 100,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and, except as may be required by law, we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008 as updated by Form 10-Q filings made in 2009.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue
Royalties	$3,042	$3,314	$12,110	$13,321
North American sales	1,592	1,221	6,321	5,689
International sales	2,066	3,234	6,162	7,455
	6,700	7,769	24,593	26,465
Cost of revenue
Cost of sales	1,350	1,444	4,297	4,912
Gross profit	5,350	6,325	20,296	21,553
Operating expenses
Selling, marketing and product support	1,929	1,992	7,201	6,680
General and administrative	1,205	1,186	3,779	4,069
Research and development	795	741	3,336	2,908
Amortization of intangible assets	192	192	768	768
	4,121	4,111	15,084	14,425
Income from operations	1,229	2,214	5,212	7,128
Other income (expense), net	(11)	(15)	7	43
Income before income taxes	1,218	2,199	5,219	7,171
Income tax expense	344	668	1,354	2,207
Net income	$874	$1,531	$3,865	$4,964

Basic net income per share	$0.22	$0.39	$0.97	$1.26
Diluted net income per share	$0.21	$0.39	$0.95	$1.24

Weighted shares – basic	3,986	3,974	3,985	3,943
Weighted shares – diluted	4,127	3,974	4,081	4,001

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1,2)	3,929	3,919	14,316	13,436
Non-GAAP income from operations	1,421	2,406	5,980	8,117
Other income (expense), net	(11)	(15)	7	43
Non-GAAP income before income taxes	1,410	2,391	5,987	8,160
Non-GAAP income taxes (3)	409	733	1,851	2,543
Non-GAAP net income	$1,001	$1,658	$4,136	$5,617

Non-GAAP basic net income per share	$0.25	$0.42	$1.04	$1.42
Non-GAAP diluted net income per share	$0.24	$0.42	$1.01	$1.40

Notes to non-GAAP adjustments
(1) Amortization of intangible asset for period as shown above is removed
(2) Withdrawn offering expense of $221 is removed in 2008 year
(3) Income taxes are increased by impact of (1,2) at ISS’ marginal tax rate of 34% and by $236 for foreign tax credits for 2009 year

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$14,084	$10,289
Investments	3,935	4,000
Receivables, net	5,660	6,620
Inventories	2,734	1,608
Prepaid expenses and deferred taxes	916	752
	27,329	23,269
Property and equipment, net	998	728
Deferred income taxes	1,485	1,575
Goodwill and intangible assets, net	11,338	10,536
	$41,150	$36,108
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,454	$2,135
Bank debt	4,000	3,750
EIS earnout payable	1,541	1,164
Income taxes payable	234	283
	8,229	7,332
Income taxes payable	208	246
Shareholders’ equity	32,713	28,530
	$41,150	$36,108

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31,
	2009	2008
Operating activities
Net income	$3,865	$4,964
Adjustments to reconcile net income to net cash provided by
operations
Depreciation and amortization	1,192	1,124
Stock option expense	341	339
Changes in operating assets and liabilities	(33)	(1,552)
Net cash provided by operating activities	5,365	4,875

Investing activities
Purchases of property and equipment, net of disposals	(694)	(385)
Payment of EIS earnout	(1,192)	-
Sales (purchases) of investments, net	65	(4,000)
Net cash used in investing activities	(1,821)	(4,385)

Financing activities
Proceeds from exercise of stock options	1	173
Proceeds from (repayment of) bank debt, net	250	(1,250)
Net cash provided by (used in) financing activities	251	(1,077)

Increase (decrease) in cash and cash equivalents	3,795	(587)
Cash and cash equivalents, beginning of period	10,289	10,876
Cash and cash equivalents, end of period	$14,084	$10,289

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